Exhibit 10.12

AMENDED AND RESTATED COLLABORATION AND OPTIMIZATION AGREEMENT
This Amended and Restated Collaboration and Optimization Agreement (this “Agreement”) is made and entered into as of March 28, 2017 (the “Effective Date”) by and between Intel Corporation, a Delaware corporation (“Intel”); and Cloudera, Inc., a Delaware corporation (“Cloudera”).
A.    Intel and Cloudera previously entered into a Collaboration and Optimization Agreement, dated March 21, 2014 (the “Collaboration Agreement”), and now desire to amend and restate the Collaboration as set forth below.
B.    As part of the business relationship contemplated by the Transaction Agreements, Intel and Cloudera wish to collaborate with respect to the development, marketing and distribution of Apache-licensed Hadoop open source software, including optimization of Hadoop open source software for use with Intel’s processors and architecture, as further described in this Agreement.
NOW, THEREFORE, in furtherance of the foregoing, and in consideration of the mutual covenants set forth below, the Collaboration Agreement is hereby amended and restated in its entirety as set forth below:
1.DEFINITIONS
1.1    “Advanced Optimizations” means Developed Technology designed to enhance the functionality and/or performance of CDH and CS Enterprise with respect to Intel hardware platform technologies, including Intel’s fabric, storage and networking technologies such as Crystal Ridge, Storm Lake, and similar technologies, as identified in the Joint Roadmap. For clarity, however, Advanced Optimizations do not include Basic Optimizations.
1.2    “Affiliate,” with respect to a party, means a corporation, partnership or other entity Controlling, Controlled by or under common Control with such party (but only for so long as such Control exists).
1.3    “Alliance Manager” means the representative of each party designated by such party to supervise and coordinate the Collaboration, including the Joint Roadmap, and other applicable activities under this Agreement.
1.4    “Apache License” means (a) the Apache License, Version 2.0 open source software license, or (b) if the Apache Software Foundation or its successor distributes the Hadoop open source software under a subsequent version of the Apache License or under a substitute open source license after the Effective Date, such subsequent version or substitute license.
1.5    “Apache-licensed,” with respect to any Technology, means licensed under the Apache License.
1.6    “Apache Hadoop Solution” means a data management platform consisting of the Apache-licensed Hadoop Distributed File System and Apache MapReduce system (or similar distributed file system and distributed data processing software technologies), packaged together with other open source and closed source software, that is curated and delivered to customers as a single platform or distribution.
1.7    “Background Technology” means the Technology owned or controlled by a party or one of its Subsidiaries that such party or Subsidiary (a) developed or obtained prior to the Effective Date, or (b) developed or obtained after the Effective Date but independently of the Collaboration and without the use of any Technology or Confidential Information of the other party.
1.8    “Basic Optimizations” means Developed Technology designed to enhance the functionality and/or performance of CDH and CS Enterprise that is based on Intel CPU features, including instruction set, microcode, core-count, SSE4.2 and similar features, as identified in the Joint Roadmap.
1.9     “CDH” means the Hadoop open source software distribution that Cloudera makes generally available to its customers under the Apache License and all successor versions thereof.
1.10    “Channel Partners” means, with respect to either party, such party’s resellers, systems integrators, independent software vendors, original equipment manufacturers and original design manufacturers.
1.11    “Closing” has the meaning set forth in the Purchase Agreement.

1.12    “Collaboration” means the parties’ collaborative development work under this Agreement, as described in the Joint Roadmap.
1.13    “Commencement Date” means the date on which Closing occurs pursuant to the Transaction Agreements.
1.14    “Committed Release Roadmap” means, at any point in time during the Term, the portion of the Joint Roadmap setting forth the major and minor releases that Cloudera has committed to develop and deliver to Intel in the twelve (12) month period following the most recent update of the Committed Release Roadmap pursuant to Section 2.2(a).
1.15    “Confidential Information” has the meaning set forth in the MDNA.
1.16    “Control” means ownership, directly or indirectly, of at least fifty percent (50%) of the voting rights in such entity (or, in the case of a non-corporate entity, equivalent rights).
1.17    “CS Closed Source” means the Cloudera software products, including CS Manager, CS Navigator, and CS BDR, which Cloudera distributes under proprietary, non-open source license terms.
1.18    “CS Enterprise” means the data management platform that Cloudera makes generally available to its customers comprising CDH and certain advanced system management and data management tools and all successor versions thereof.
1.19    “CS Field of Use” means Technology related to any or all of the following: user-mode software, applications, and frameworks and algorithms, in each of the foregoing cases comprising or related to CS Enterprise.
1.20    “CS-Owned Developed Technology” means (a) all Solely-Developed Technology that is developed by Cloudera, and (b) all Jointly-Developed Technology in the CS Field of Use.
1.21    “Deliverables” means any deliverables that either party is required to deliver, or any milestones that either party is required to achieve, as set forth in the Joint Roadmap.
1.22    “Developed Intellectual Property Rights” means Intellectual Property Rights that are embodied in the Developed Technology to the extent such Intellectual Property Rights result from the development activities undertaken as part of the Collaboration hereunder. For avoidance of doubt, Developed Intellectual Property Rights do not include any Intellectual Property Rights in Background Technology or any other Intellectual Property Rights that either party possessed prior to the Effective Date or creates or obtains after the Effective Date separately from the development activities undertaken as part of the Collaboration hereunder (even if such other Intellectual Property Rights relate to or are practiced by Developed Technology).
1.23    “Developed Technology” means the Technology that is developed (or required to be developed) by or for either party (whether alone or jointly) as part of the Collaboration as set forth in the Joint Roadmap; but, for clarity, not including any Background Technology that may be incorporated into such Technology.
1.24    “Enterprise Features” means Developed Technology designed to accelerate broad adoption of CDH and CS Enterprise generally without regard to any particular hardware platform, as identified in the Joint Roadmap.
1.25    “Go-to-Market Plan” has the meaning set forth in Section 5.3.
1.26    “Incorporated Apache Technology” means Third Party Technology that is distributed as part of CDH and/or CS Enterprise under the Apache License.
1.27    “Incorporated Background Technology” means, with respect to each party as Licensor Party, the Background Technology of such Licensor Party that is incorporated into the Developed Technology assigned to the Licensee Party under this Agreement.
1.28    “IDH” means the Hadoop open source software distribution that Intel makes generally available to its customers under the Apache License.

1.29    “Initial Term” has the meaning set forth in Section 11.1.
1.30    “Intellectual Property Rights” means any intellectual property and industrial property rights, including patents, patent applications and other patent rights; copyrights, copyright registrations and other rights with respect to works of authorship (including rights with respect to software and documentation); trade secret rights and other rights with respect to confidential or Confidential Information; and other intellectual and industrial property rights, whether or not subject to statutory registration or protection; but, unless otherwise expressly provided herein, excluding any trademark, trade name or similar rights with respect to indicators of source or origin.
1.31    “Investor Rights Agreement” means the Amended and Restated Investor Rights Agreement dated of even date herewith by and among Cloudera, the purchaser(s) of Series F-1 Preferred Stock and certain stockholders listed therein.
1.32    “Intel Field of Use” means Technology related to any or all of the following: basic compute, network, storage silicon, hardware-specific firmware, microcode implementations, kernel drivers and software APIs relating to such kernel drivers.
1.33    “Intel-Owned Developed Technology” means (a) all Solely-Developed Technology that is developed by Intel, and (b) all Jointly-Developed Technology in the Intel Field of Use.
1.34    “Jointly-Developed Technology” means Developed Technology that is jointly developed by the parties (i.e., where both Intel and Cloudera personnel are joint inventors or joint authors).
1.35    “Joint Roadmap” means the plan for the development of the Developed Technology, as further described in Section 2.2.
1.36    “Licensed Developed IP Rights” means (a) with respect to Intel as Licensor Party, the Developed Intellectual Property Rights that are owned by Intel under this Agreement, and (b) with respect to Cloudera as Licensor Party, the Developed Intellectual Property Rights that are owned by Cloudera under this Agreement.
1.37    “Licensed Developed Technology” means (a) with respect to Intel as Licensor Party, the Intel-Owned Developed Technology, and (b) with respect to Cloudera as Licensor Party, CS-Owned Developed Technology.
1.38    “Licensee Party” means Intel or Cloudera in its capacity as licensee or beneficiary of any license or right granted under this Agreement.
1.39    “Licensor Party” means Intel or Cloudera in its capacity as licensor or provider of any license or right granted under this Agreement.
1.40    “MNDA” means that certain Non-Disclosure Agreement between Intel and Cloudera dated January 29, 2014.
1.41    “Optimizations” means Basic Optimizations, Advanced Optimizations and Enterprise Features.
1.42    “Platform Reference Kit” means a bundled offering consisting of Intel hardware products and CDH and/or CS Enterprise, and such other components as the parties may mutually agree.
1.43    “Purchase Agreement” means that certain Series F-1 Preferred Stock Purchase Agreement dated of even date herewith between Cloudera and Intel.
1.44    “Solely-Developed Technology” means Developed Technology that is solely developed by one party (i.e., where only one party’s personnel are inventors or authors).
1.45    “Specifications” means the technical specifications and requirements for the Optimizations and other Deliverables as set forth in the Joint Roadmap.
1.46    “Subsidiary” of a party means an Affiliate that is Controlled by such party.

1.47    “Technology” means technical information, designs, drawings, specifications, schematics, software programs (including source and object code), manuals and other documentation, data, databases, processes, methods of production and other related information and materials.
1.48    “Test Criteria” means the test cases, acceptance criteria, and associated processes and procedures that the parties will use to test the Optimizations and other Deliverables to determine whether they meet the applicable Specifications, as set forth in the Joint Roadmap.
1.49    “Third Party Technology” means Technology that is not owned or controlled by Intel or Cloudera or any of their Subsidiaries.
1.50    “Transaction NDA” means that certain Confidentiality Agreement dated of even date herewith between Cloudera and Intel.
2.    DEVELOPMENT ACTIVITIES
2.1    Alliance Managers. Each party will designate a dedicated Alliance Manager and notify the other party of such designation in writing or by email within ten (10) days after the Effective Date. Each party may designate a new Alliance Manager upon five (5) days’ prior written or email notice to the other party.
2.2    Joint Roadmap.
(a)    During the two week period after the Effective Date, the parties will work together in good faith to develop, agree upon and document a Joint Roadmap based on Intel’s priorities covering the first two (2) years of the Term. Thereafter, the parties will work together in good faith to update the Joint Roadmap each quarter to cover rolling two-year periods and the Committed Release Roadmap every fourth quarter to cover the twelve (12) month period immediately after the time period covered by the then-current Committed Release Roadmap. The Joint Roadmap or Committed Roadmap, as appropriate, will, for each applicable two (2) year period or twelve (12) month period (as applicable): (i) describe the Collaboration activities that each party will perform and the associated schedule and Deliverables, including with respect to the development, delivery, and testing of Optimizations; (ii) identify whether each applicable Optimization is a Basic Optimization, Advanced Optimization, or Enterprise Feature, and whether each Optimization is Intel-Owned Developed Technology or CS-Owned Developed Technology; (iii) identify any Background Technology and Third Party Technology that either party will use or provide in connection with the Collaboration in accordance with Section 3.3 and Section 3.4; (iv) include applicable Test Criteria; and (v) include such other items that the parties deem useful or necessary. Any changes to the Joint Roadmap must be mutually agreed to and documented in a written change order executed by both parties.
(b)    The parties agree that, in order to achieve their mutual goal of accelerating enterprise adoption of CDH and CS Enterprise, the Joint Roadmap must provide for an enterprise edition of CS Enterprise that includes appropriate Enterprise Features at appropriate support subscription levels (such edition of CS Enterprise, the “Enterprise Solution”).
2.3    Collaboration Activities.
(a)    Cloudera will execute the Joint Roadmap, including the development, integration and testing of the Optimizations in order to improve the functionality and performance of CDH and CS Enterprise across the Intel CPU line. Cloudera will ensure that all Optimizations (other than CS Closed Source) are committed to their corresponding upstream open source projects and promptly incorporated into each subsequent downstream CDH release (with the first such release depending on compatibility testing and verification), in each case under the Apache License. For each Basic Optimization and Advanced Optimization developed and contributed by Cloudera to any open source project under this Section 2.3(a), Cloudera agrees not to develop and contribute the same or similar enhancement, feature or functionality optimized on any other CPU architecture to an open source project for a period of six (6) months, unless the original Optimization by its nature and without any additional modification is completely compatible with other CPU architectures. For purposes of clarity, subject to the preceding sentence, Cloudera may incorporate into CDH at any time any features or functionality in any open source project.

(b)    If Cloudera fails to deliver Optimizations or other Deliverables that comply with the applicable Specifications in accordance with the schedule set forth in the Committed Release Roadmap, then Cloudera will deliver the applicable Optimizations or other Deliverables, at its own expense, in the next major or minor release cycle for CDH, unless Intel agrees in writing or by email to defer such delivery. If Cloudera fails to deliver the applicable Optimizations within the next release cycle (or, as applicable, the deferral period agreed to by Intel), then executives of each party will meet within thirty (30) days to discuss and attempt a resolution. If Intel and Cloudera are unable to agree on an acceptable timeline for delivery of the applicable Optimizations, or if after agreement Cloudera fails to deliver the applicable Optimizations at the agreed time, then executives of each party will meet again within thirty (30) days to discuss additional efforts to be undertaken, up to and including possible termination of the Agreement. After a reasonable period of no more than thirty (30) more days, if either party determines in good faith that the resolution effort has failed, it may terminate the Agreement upon thirty (30) days’ written notice to the other. The foregoing termination right will not apply if the delay is caused by Intel or by circumstances beyond Cloudera’s reasonable control, but in such event, promptly upon becoming aware of such delay caused by Intel or of such circumstances beyond Cloudera’s reasonable control, Cloudera must notify Intel of the problem and the effect that such delay or circumstances will have on Cloudera’s ability to deliver the applicable Optimizations.
2.4    Program Management. During the two week period after the Effective Date, and regularly during the implementation of the Joint Roadmap thereafter, the Alliance Managers will meet at mutually acceptable times and locations, or make contact via telephone, to discuss the Collaboration, and the transition, marketing and Go-To-Market Plan activities described in Section 5, and other matters relating to this Agreement as appropriate. The Alliance Managers will jointly prepare a written report after each meeting/discussion that describes relevant issues raised and conclusions reached during the preceding period. The Alliance Managers will also work together to schedule regular meetings to review the progress of the parties under this Agreement between executives of each party, including quarterly business review meetings. At the quarterly business review meetings, the parties’ executive representatives will, among other things, review the then-current feature set and pricing of CDH and CS Enterprise, and discuss whether Cloudera will adjust such feature set and/or pricing to encourage broad enterprise adoption
2.5    Independent Development. Except as expressly set forth in Section 5, this Agreement will not preclude either party from independently developing, having developed or acquiring any other Technology, regardless of any similarity with the Background Technology or Developed Technology, nor will it preclude or restrict either party from selling, licensing, distributing, or otherwise disposing of or providing products or services that do not include Background Technology or Developed Technology, without any accountability, liability or obligation to the other party. For avoidance of doubt, however, nothing in this Section 2.5 grants either party any license or other immunity under or with respect to any Intellectual Property Rights of the other party, or relieves either party of any of its obligations with respect to Confidential Information of the other party.
3.    INTELLECTUAL PROPERTY OWNERSHIP
3.1    Intel Ownership. Intel will solely own all right, title and interest in and to the Intel-Owned Developed Technology, including all Developed Intellectual Property Rights embodied therein. Cloudera hereby irrevocably assigns and agrees to assign to Intel all of Cold Spring’s right, title and interest worldwide in and to any Jointly-Developed Technology in the Intel Field of Use, including all Developed Intellectual Property Rights therein, effective immediately upon the creation or development thereof. The foregoing assignment includes all Developed Intellectual Property Rights, whether existing now or in the future, whether statutory or common law, in any jurisdiction in the world, in or to the Jointly-Developed Technology in the Intel Field of Use, together with all national, foreign and state registrations, applications for registration and all renewals and extensions thereof; and all benefits, privileges, causes of action and remedies relating to any of the foregoing, whether before or hereafter accrued (including the exclusive rights to apply for and maintain all such registrations, renewals and extensions; to sue for all past, present and future infringements or other violations of any rights relating thereto; and to settle and retain proceeds from any such actions).
3.2    Cloudera Ownership. Cloudera will solely own all right, title and interest in and to the CS-Owned Developed Technology, including all Developed Intellectual Property Rights embodied therein. Intel hereby irrevocably assigns and agrees to assign to Cloudera all of Intel’s right, title and interest worldwide in and to any Jointly-Developed Technology in the CS Field of Use, including all Developed Intellectual Property Rights therein, effective immediately upon the creation or development thereof. The foregoing assignment includes all Developed Intellectual Property Rights, whether existing now or in the future, whether statutory or common law, in any jurisdiction in the world, in or to the Jointly-Developed Technology in the CS Field of Use, together with all national, foreign and state registrations, applications for registration and all renewals and extensions thereof; and all benefits, privileges, causes of action and remedies relating to any of the foregoing, whether before or hereafter accrued (including the exclusive rights to apply for and maintain all such registrations, renewals and extensions; to sue for all past, present and future infringements or other violations of any rights relating thereto; and to settle and retain proceeds from any such actions).
3.3    Background Technology. Except for the licenses expressly granted in Section 4.1, each party retains all right, title and interest in and to: (a) such party’s Background Technology and all Intellectual Property Rights therein, and (b) all of such party’s other Intellectual Property Rights other than the Developed Intellectual Property Rights expressly assigned to the other party as set forth in Section 3.1 or Section 3.2 as applicable. Each party will identify in the Joint Roadmap any Background Technology that such party intends to provide to the other party in connection with the Collaboration, including any Background Technology that will be incorporated into any Optimizations or other Deliverables. Except as set forth in the Joint Roadmap as agreed by both parties, neither party will incorporate into any Optimizations or other Deliverables, or otherwise provide to the other party, any Background Technology in connection with this Agreement.
3.4    Third Party Technology. Each party acknowledges that CDH includes Incorporated Apache Technology. Each party agrees that any such Incorporated Apache Technology that it provides to the other party under this Agreement will be licensed to the other party under the terms of the Apache License, and that nothing in this Agreement is intended to or will be deemed to limit or modify any rights or obligations that the other party may have as a licensee of such Incorporated Apache Technology under the Apache License. Except for such Incorporated Apache Technology, each party will identify in the Joint Roadmap any Third Party Technology (including any open source Technology other than the Incorporated Apache Technology) that such party intends to use or provide to the other party in connection with the Collaboration, including any Background Technology that will be incorporated into any Optimizations or other Deliverables, and the sublicense terms under which such party will provide the Third Party Technology to the other party. Except as set forth in the Joint Roadmap as agreed by both parties, neither party will use for the Collaboration activities, incorporate into any Optimizations or other Deliverables, or otherwise provide to the other party any Third Party Technology in connection with this Agreement.
3.5    No Rights in Trademarks. Nothing in this Agreement grants either party any license or other rights with respect to any trademarks, trade names or other indicators of source or origin of owned by the other party.
3.6    Further Cooperation. Each party will cooperate with and assist the other party in applying for, obtaining, perfecting, evidencing, and maintaining the other party’s rights in the applicable Developed Technology as set forth in (as applicable) Section 3.1 and Section 3.2 above, including executing such written instruments as may be prepared by the other party and doing such other acts as may be necessary to obtain a patent, register a copyright, or otherwise secure the other party’s rights in such Developed Technology.
4.    LICENSES
4.1    Background Technology License. Each party (as Licensor Party) hereby grants to the other party (as Licensee Party) a license under the terms of the Apache License with respect to the Licensor Party’s Incorporated Background Technology. For purposes of the Apache License, the Licensor Party’s Incorporated Background Technology will be deemed to be the “Work” as defined in the Apache License.
4.2    Developed Technology License
(a)    License Grant to Jointly-Developed Technology. Each party (as Licensor Party) hereby grants to the other party (as Licensee Party) a non-exclusive, perpetual, irrevocable, fully paid-up, royalty-free, transferable, sublicensable (through multiple levels of sublicensees), worldwide right and license, only under the Licensed Developed IP Rights in Jointly-Developed Technology, to reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, have made, sell, offer to sell, import and otherwise use and exploit (and have others exercise such rights on behalf of the Licensee Party) all or any portion of the Licensed Developed Technology that is Jointly-Developed Technology for any purpose.

(b)    License Grant to Solely-Developed Technology. Each party (as Licensor Party) hereby grants to the other party (as Licensee Party) a non-exclusive, perpetual, irrevocable, fully paid-up, royalty-free, non-transferable, worldwide right and license, only under the Licensed Developed IP Rights in Solely-Developed Technology, to reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, have made, sell, offer to sell, import and otherwise use and exploit (and have others exercise such rights on behalf of the Licensee Party) all or any portion of the Licensed Developed Technology that is Solely-Developed Technology and is provided to the Licensee Party hereunder, solely to perform the Licensee Party’s obligations under this Agreement and otherwise participate in the Collaboration.
(c)    Limitation. For avoidance of doubt, each license granted in Sections 4.2(a) and 4.2(b) is a license only under the Licensed Developed IP Rights with respect to the Licensed Developed Technology and is not intended to, and will not be deemed to, grant or result in any license, immunity or other right under or with respect to any Intellectual Property Rights of the Licensor Party other than the Licensed Developed IP Rights or any Technology of the Licensor Party other than the Licensed Developed Technology under any legal theory (whether implied license, estoppel, patent exhaustion, or otherwise). No such other rights will be implied and any such other rights are hereby disclaimed, regardless of whether such other rights may be necessary for the Licensee Party to practice or use the Licensed Developed IP Rights or Licensed Developed Technology (and the Licensee Party acknowledges and agrees that there is material benefit in the license granted in Sections 4.2(a) and 4.2(b) notwithstanding its limited scope). Without limitation of the foregoing, the Licensee Party acknowledges and agrees that the only license granted by the Licensor Party with respect to Background Technology (or any associated Intellectual Property Rights) is the license granted under the Apache License with respect to Incorporated Background Technology as expressly set forth in Section 4.1, and that the license granted in Sections 4.2(a) and 4.2(b) does not apply to any Background Technology (or any associated Intellectual Property Rights).
4.3    No Other Rights. Except for the assignments expressly set forth in Section 3 and the licenses expressly set forth in this Section 4, nothing in this Agreement will be deemed to grant to either party, directly or by implication, estoppel or otherwise, any right or license with respect to any Technology or other Intellectual Property Rights.
5.    TRANSITION, MARKETING AND GO-TO-MARKET PLAN
5.1    Intel Support of Existing IDH Customers. Intel may continue to fulfill its obligations, such as support for IDH and bug fixes, to its existing IDH customers. Intel will work with Cloudera to develop a transition plan to maximize conversion of such existing IDH customers from IDH to CDH and/or CS Enterprise. The parties agree that the market for Apache Hadoop Solutions in China is dynamic and competitive. Intel has established a substantial presence in China for IDH, and maintains a significant sales and consulting team to service customers. Cloudera does not currently have a local business presence in China. The parties agree as part of the transition plan: (a) Intel will continue to sell, distribute, market, promote and support IDH in China, and (b) Intel and Cloudera will enter into a reseller agreement under which Intel will have the right to resell and support CS Enterprise in China. Intel will market and promote both IDH and CS Enterprise in China through its sales and consulting team, until such time as Cloudera has established a local business presence in China and is able to support customers directly.
5.2    Transition Plan for Resources. During the fifteen (15) day period after the Effective Date, the parties will work together in good faith to develop, agree upon and document on a transition plan for resources and support, and acceleration of geographical expansion by Cloudera.
5.3    Go-to-Market Plan. During the thirty (30) day period after the Effective Date, the parties will work together in good faith to develop, agree upon and document a coordinated product, channel and sales program for CDH and CS Enterprise (the “Go-to-Market Plan”).
5.4    Intel Marketing Commitment. Intel agrees to focus its Hadoop efforts in furtherance of this Agreement. Promptly following the Effective Date, except as provided under Section 5.1, (a) in accordance with the transition plan described in Section 5.2, Intel will focus the resources that had previously been devoted to IDH development to work on the Collaboration, (b) Intel will not commercially distribute IDH or any Apache Hadoop Solution other than CDH and CS Enterprise, (c) Intel will not market or promote any Apache Hadoop Solution provided by Hortonworks Inc., MapR Technologies, Inc. or Pivotal Software, Inc., and (d) Intel will discontinue commercial development and support of IDH. Promptly following the Commencement Date, except as provided under Section 5.1, Intel will market and promote CDH and CS Enterprise first as its preferred Apache Hadoop Solution. Subject to the foregoing, however, nothing in this Agreement will prevent Intel from (i) developing and enhancing its products to function with any third party’s products (including any third party’s Apache Hadoop Solution), (ii) marketing and promoting its architecture and hardware platform and products as being compatible with any third party’s products (including any third party’s Apache Hadoop Solution), or (iii) developing for open source projects related to Apache Hadoop Solutions. If Intel markets and promotes an Apache Hadoop Solution provided by a third party in a significant manner, then Cloudera may request executive level meetings to discuss the matter pursuant to Section 13.1.
5.5    Cloudera Marketing Commitment. Promptly following the Commencement Date, Cloudera (a) will market and promote CDH and CS Enterprise operated on Intel processors and architecture first as Cloudera’s preferred platform solution, and (b) following completion and release of the Optimizations on the Committed Release Roadmap relating to Intel's Lustre file system, Cloudera agrees to provide marketing support to Intel in promoting Intel's Enterprise Edition of Lustre running in conjunction with CS Enterprise as a preferred solution for customers in the High Performance Computing (“HPC”) market; and until such release is complete, Intel and Cloudera will work together to satisfy Lustre/Hadoop demand from HPC customers.
5.6    Platform Reference Kit; Appliance Offering. If and to the extent agreed in the Go-to-Market Plan, the parties will develop and offer one or more Platform Reference Kits for sale through Intel’s Channel Partners, with the goal of facilitating the adoption and use of pre-certified reference architectures. In addition, Intel and Cloudera will collaborate on the design of an appliance offering based on a reference architecture similar to the Intel reference architecture described in the Platform Reference Kits. The terms and conditions applicable to development and marketing of any Platform Reference Kits and/or appliance offerings will be separately agreed by the parties in the Go-to-Market Plan or a separate statement of work or similar document.
5.7    Future Innovation. At Intel’s request, Cloudera will consider and discuss in good faith additional business structures, go-to-market plans and/or revenue generating opportunities for future Intel analytics products or innovations that run on or in conjunction with CDH and/or CS Enterprise.
6.    SUPPORT
6.1    Customer Support. Cloudera will be responsible for providing support for CS Enterprise to its Channel Partners, customers and end users. Intel will not be responsible for providing any such support, other than participating in the Collaboration activities as required by the Joint Roadmap.
6.2    Intel-Supplied Platforms and Servers. Each year during the Term, as further described in the Joint Roadmap, Intel will provide Cloudera with the following at no charge for Cloudera’s use to perform its development obligations as set forth in the Joint Roadmap: (a) mutually agreed next-generation development platforms, pursuant to Intel’s standard pre-release licensing terms and (b) a sufficient number (currently anticipated to be at least 200) of servers configured with the next generation of Intel architecture. Intel will provide the foregoing items at no charge to Cloudera, subject to standard Intel supply terms, but Cloudera will be responsible for all associated data center costs, maintenance costs, and other costs associated with housing, insuring, operating, and supporting such platforms and servers.
6.3    Intel Data Center Access. As further described in the Joint Roadmap, Intel will provide Cloudera with access to certain Intel data centers and test bed infrastructure at no charge for Cloudera’s use to perform its development obligations as set forth in the Joint Roadmap. Cloudera access to and use of Intel’s data centers and test bed infrastructure will be subject to standard Intel terms and conditions. Without limitation of the foregoing, for any work performed on Intel’s premises, Cloudera will comply with all security, confidentiality, safety and health policies of Intel. Cloudera will take all necessary precautions to prevent, and will be responsible for, any injury to any persons (including employees of Intel) or damage to property (including Intel’s property) arising from or relating to Cold Spring’s performance of any Collaboration activities or the use by Cloudera of any Intel equipment, tools, facility or other property, whether or not such claim is based upon its condition or on the alleged negligence of Intel in permitting its use.
6.4    Cloudera-Supplied Technology. As further described in the Joint Roadmap, Cloudera will provide to Intel mutually-agreed development and test licenses for Cloudera CDH and CS Enterprise at no charge for Intel’s use to perform its obligations as set forth in the Joint Roadmap.

6.5    Intel Hadoop Committers. Intel will direct its employees who are Apache Hadoop Solution committers to align with Cloudera’s committers to meet the parties’ joint objectives as set forth in the Joint Roadmap.
7.    FINANCIAL TERMS
7.1    Development Costs. Cloudera will bear the costs and expenses associated with executing the Joint Roadmap, including the development, integration and testing of the Optimizations. Each year during the Term, as further described in the Joint Roadmap, Cloudera will allocate and spend a minimum engineering budget of Four Million Dollars ($4,000,000) to execute the Joint Roadmap.
7.2    Additional Development. From time to time during the Term, Intel may request that Cloudera perform additional engineering work beyond the then-current engineering budget described in Section 7.2. Following receipt of each such request, Cloudera will provide Intel with a proposed statement of work describing the resources required and the associated costs, including costs for the initial development work and any related support, maintenance, quality assurance and other related activities. All such amounts will be charged to Intel at Cloudera’s actual cost. Once the parties have reached agreement regarding the applicable work and associated costs, they will execute a final statement of work, which statement of work will be included as part of the Joint Roadmap (and will be subject to the terms and conditions of this Agreement). The parties anticipate that such additional development work will be rare and Intel agrees that Cloudera may accept Intel’s requests for such additional work in Cloudera’s reasonable discretion.
7.3    Audit. Cloudera will keep and maintain complete and accurate books, records and accounts relating to this Agreement and will conduct such internal audits as are reasonably required to verify the financial matters, including engineering costs, described in this Agreement. Intel will have the right, from time to time, to audit such books, records and accounts of Cloudera to verify the accuracy of any reports, statements or documentation provided by Cloudera with respect to such matters. Any such audit will be conducted during the regular business hours of Cloudera, in such a manner so as not to interfere with the normal business activities of Cloudera, and will be at Intel’s expense. Cloudera will promptly correct any inaccuracy revealed by any such audit.
8.    CONFIDENTIAL INFORMATION
Confidential Information disclosed or received by either party under this Agreement will be subject to the MNDA. In addition, this Agreement and its terms and conditions will be subject to Section 9 of the MNDA, except that in the event that either party is legally compelled to disclose the existence or any of the terms of this Agreement, such party will provide the other party with prompt written notice of that fact before such disclosure and will use its best efforts to fully cooperate with the other party to seek a protective order, confidential treatment, or other appropriate remedy with respect to the disclosure. In such event, the compelled party will furnish for disclosure only that portion of the information that is legally required and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded such information to the maximum extent possible under law. Each party agrees that it will provide the other party with drafts of any documents, press releases or other filings in which such party is required to disclose the existence or any of the terms of this Agreement or any other Confidential Information as soon as possible but in no event less than five (5) business days prior to the filing or disclosure thereof, and that it will make any changes to such materials as requested by the other party to the extent permitted by law or any rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), as applicable. If confidential treatment is requested by the other party, the compelled party agrees to file such request for confidential treatment and use its best efforts in responding to any SEC comments and pursuing the grant of confidential treatment, in both cases, fully cooperating with the other party (including providing the other party with an opportunity to review and comment on the confidential treatment request and the responses to any SEC comments). Neither party will file this Agreement with any governmental authority or any regulatory body, or disclose the identity of the other party or the existence or any of the terms of this Agreement in any filing except as permitted above. In addition, further disclosures or discussions between the parties may require that the parties enter into additional non-disclosure agreements with respect to particular information or materials. For avoidance of doubt and notwithstanding anything to the contrary in any of the Transaction Agreements, the Transaction NDA will not apply to any information or materials disclosed or received by either party under or pursuant to this Agreement.

9.    REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
9.1    Representations and Warranties. Each party represents and warrants that: (a) it will perform the Collaboration activities for which it is responsible in a diligent and workmanlike manner, consistent with generally-accepted industry standards; (b) the Deliverables for which it is responsible under the Joint Roadmap will substantially conform to the applicable Specifications and will be free from material defects; (c) such party has not previously granted and will not grant any rights with respect to such Developed Technology or such Incorporated Background Technology that are inconsistent with the rights and licenses granted to the other party under this Agreement; and (d) such party has not previously entered into and will not enter into any agreements with any third party that are inconsistent or conflict with such party’s obligations under this Agreement.
9.2    Disclaimer. THE FOREGOING WARRANTIES ARE IN LIEU OF, AND EACH PARTY DISCLAIMS, ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR OTHERWISE, INCLUDING ALL WARRANTIES OF ACCURACY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NONINFRINGEMENT, AND ALL WARRANTIES THAT MAY ARISE FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.
10.    LIMITATION OF LIABILITY
EXCEPT FOR BREACH OF SECTION 8, (A) IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES OF ANY KIND, OR FOR ANY LOSS OF PROFITS OR LOSS OF REVENUE, WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH LOSS, HOWEVER CAUSED, WHETHER FOR BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, OR OTHERWISE, AND (B) IN NO EVENT WILL THE AGGREGATE LIABILITY OF EITHER PARTY TO THE OTHER EXCEED (1) EIGHT MILLION DOLLARS ($8,000,000) WITH RESPECT TO CLAIMS ARISING DURING THE PERIOD COMMENCING ON THE EFFECTIVE DATE AND ENDING TWENTY-FOUR (24) MONTHS AFTER THE EFFECTIVE DATE, AND (2) FOUR MILLION DOLLARS ($4,000,000) FOR CLAIMS ARISING THEREAFTER.
11.    TERM; TERMINATION
11.1    Term. This Agreement will commence on the Effective Date and, unless terminated earlier as set forth herein, will expire on March 21, 2018 (“Initial Term”). After the Initial Term, this Agreement will automatically renew for successive renewal terms of one (1) year (each, a “Renewal Term”) unless either party gives written notice of non-renewal to the other party at least one hundred and eighty (180) days before the expiration of the Initial Term or the then-current Renewal Term (as applicable). The Initial Term and all Renewal Terms (if any) collectively constitute the “Term” of the Agreement.
11.2    Automatic Termination. This Agreement will terminate automatically and without requiring any action or notice by either party if the Transaction Agreements are terminated prior to the occurrence of the Commencement Date or if the Commencement Date otherwise does not occur on or before the one (1) year anniversary of the Effective Date.
11.3    Termination for Failure to Meet Collaboration Goals. In the event that Intel and Cloudera are unable to reach agreement regarding the Enterprise Solution, Intel may terminate this Agreement as set forth in Section 2.2. In the event that Cloudera repeatedly fails to deliver agreed Optimizations on agreed timelines, Intel may terminate this Agreement as set forth in Section 2.3.
11.4    Termination for Breach. Without limitation of Section 11.3, either party may terminate this Agreement upon written notice to the other party if the other party materially breaches any term or condition of this Agreement and fails to correct such breach within thirty (30) days following written notice specifying such breach. For avoidance of doubt and notwithstanding the preceding sentence, termination based on any of the occurrences described in Section 11.3 above will be handled as set forth in (as applicable) Section 2.2 or Section 2.3, and not as a termination for material breach under this Section 11.4.
11.5    Termination for Insolvency. Either party may terminate this Agreement upon written notice to the other party in the event that such other party (a) files any petition in bankruptcy; (b) has an involuntary petition in bankruptcy filed against it that is not both challenged within twenty (20) days and dismissed within sixty (60) days after filing, or avails itself of or becomes subject to any petition or proceeding under any statute of any state or country relating to insolvency or the protection of the rights of creditors, or becomes the subject of any other insolvency or bankruptcy proceeding or other similar proceeding for the settlement of its debt; (c) becomes insolvent; (d) makes a general assignment for the benefit of creditors; (e) admits in writing its inability to pay its debts as they mature; (f) has a receiver appointed for its assets; (g) ceases conducting business in the normal course; (h) has any significant portion of its assets attached; or (i) experiences an event analogous to any of the foregoing in any jurisdiction in which any of its assets are situated.
11.6    Intel Termination for Convenience. Intel may terminate this Agreement with or without cause upon twelve (12) months written notice given to Cloudera at any time after the first anniversary of the Effective Date. Each party will continue to be bound by and perform in good faith its obligations under the Agreement during the period between such notice and the effective termination date; provided, however, notwithstanding Section 5.4, Intel may during such period begin development and planning efforts in support of possible commercial post-termination distribution and/or marketing of Apache Hadoop Solutions other than CDH or CS Enterprise but may not begin actual commercial distribution or marketing of any such other Apache Hadoop Solutions.
11.7    Cloudera Termination Rights. Cloudera may terminate this Agreement with or without cause upon six (6) months advance written notice (a “Cloudera Termination Notice”) given to Intel at any time following the earlier to occur of: (a) Intel and its affiliates ceasing to collectively hold the Rights Minimum (as defined in the Investor Rights Agreement), subject to any applicable cure period or exception set forth in Section 4.3(d)(i) of the Investor Rights Agreement; or (b) Intel making any Competitor Investment (as defined in Section 1.8 of the Investors Rights Agreement). During the six (6) month period following the delivery of a Cloudera Termination Notice, each party will continue to be bound by and perform in good faith its obligations under the Agreement; provided, however, notwithstanding Section 5.4, Intel may during such period begin development and planning efforts in support of possible post-termination commercial distribution and/or marketing of Apache Hadoop Solutions other than CDH or CS Enterprise but may not begin actual commercial distribution or marketing of any such other Apache Hadoop Solutions.
11.8    Effect of Termination. Upon any termination or expiration of this Agreement, the following Sections will continue and survive: 1, 3, 4, 8, 10, 11.8, 12 and 13.
12.    EXPORT
Neither party will export any Technology provided by the other party hereunder or jointly developed hereunder, or any portion thereof, directly or indirectly, without first obtaining any required export licenses. Each party will comply with all laws, rules and regulations applicable to the export or re-export of such Technology.
13.    GENERAL
13.1    Dispute Resolution. If a dispute arises regarding the performance or interpretation of this Agreement, the Alliance Managers will negotiate in good faith and attempt to resolve such dispute. If the Alliance Managers are unable to resolve such dispute within five (5) business days, then the parties will refer such dispute to an executive of each of the parties. If such executives are unable to resolve such dispute within thirty (30) days, then (and only then) either party may pursue legal recourse pursuant to the terms of Section 13.2 below.
13.2    Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties. Any legal suit, action or proceeding arising out of or relating to this Agreement will be commenced in a state or federal court in Delaware, and each party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding.
13.3    Severability. If any provision of this Agreement is held by a court or other tribunal of competent jurisdiction to be invalid or unenforceable for any reason, the remaining provisions will continue in full force and effect without being impaired or invalidated in any way, and the parties agree to replace any invalid provision with a valid provision which most closely approximates the intent and economic effect of the invalid provision.

13.4    Assignment. Except as otherwise expressly permitted under this Agreement, neither party will assign, sell, transfer, or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other party. Any purported assignment, sale, transfer, delegation or other disposition by a party, except as permitted herein, will be void. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns.
13.5    Modification. No amendment or modification to this Agreement will be valid or binding upon the parties unless in writing and signed by an officer of each party.
13.6    Waiver. No failure or delay on the part of either party in the exercise of any right or privilege hereunder will operate as a waiver thereof or of the exercise of any other right or privilege hereunder, nor will any single or partial exercise of any such right or privilege preclude other or further exercise thereof or of any other right or privilege.
13.7    Relationship of Parties. This is a collaboration and optimization agreement limited to the rights and obligations set forth herein; no agency, partnership, joint venture, fiduciary or other relationship is created hereby, and neither party has any authority of any kind to bind the other party in any respect whatsoever, nor any obligation of any kind to the other party except as expressly provided herein.
13.8    Notices. All notices under this Agreement must be in writing and must be delivered by certified or registered mail, return receipt requested; personally delivered; or sent by commercial overnight courier with written verification of receipt to the applicable party at the address set forth below (or to such other address as the receiving party may previously have provided to the other party in accordance with this Section). Notices will be deemed given when received.
(a)    Notices to Intel will be sent to:

Intel Corporation
2200 Mission College Blvd.
Santa Clara, CA 95052
Attention: DCG Group Counsel

With a copy to:
Post Contract Management
1900 Prairie City Rd.
Folsom, CA 95630
Attn: Cathie McCall FM3-78

(b)    Notices to Cloudera will be sent to:

Cloudera, Inc.
1001 Page Mill Road, Building 2
Palo Alto, CA 94306
Attn: Assistant Controller

13.9    Interpretation. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All references in this Agreement to Sections, subsections, and Exhibits are references to Sections, subsections, and Exhibits, respectively, in and to this Agreement, unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The words “include” or “including” mean “include, without limitation,” or “including, without limitation,” as the case may be, and the language following “include” or “including” will not be deemed to set forth an exhaustive list. The word “or” will not be limiting or exclusive. References to days are to calendar days unless otherwise specified. As used in this Agreement, the singular or plural number will be deemed to include the other whenever the context so requires.

13.10    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original instrument, and all of which will constitute one and the same agreement.
13.11    Entire Agreement. This Agreement, together with the Transaction Agreements (but, for clarity, not including the Transaction NDA), is the final, complete and exclusive agreement between the parties relating to the subject matter hereof, and supersedes all prior or contemporaneous term sheets, proposals, understandings, representations, warranties, promises and other communications, whether oral or written, relating to such subject matter.

*          *          *

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

INTEL CORPORATION		CLOUDERA, INC.
By:	/s/ Ron Kasabian	By:	/s/ Jim Frankola
[signature]		[signature]
Name:	Ron Kasabian	Name:	Jim Frankola
Title:	Vice President, Data Center Group	Title:	CFO